UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2016

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On November 8, 2016, Kindred Healthcare, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original 8-K”) announcing its strategic decision to exit the skilled nursing facility business as an owner and operator. At such time, the Company was unable to determine an expected completion date for these activities, or a good faith estimate of the major types of costs or amount or range of amounts that may be incurred in connection with this exit, nor an estimate of the amount or range of amounts of any charges that would result in future cash expenditures, including whether any such charges will be material. The Company is filing this Current Report on Form 8-K/A to amend the Original 8-K to update the disclosures made therein under Item 2.05. No other amendments to the Original 8-K are being made by this Current Report on Form 8-K/A.

On June 30, 2017, the Company entered into an Asset Purchase Agreement with BM Eagle Holdings, LLC (“BM Holdings”), a joint venture led by affiliates of BlueMountain Capital Management, LLC, pursuant to which the Company is selling its skilled nursing facility business, including substantially all of the assets and real property used to operate 89 nursing centers and seven assisted living facilities (the “Facilities”), for $700 million in cash (the “Purchase Price”). The transaction is subject to customary conditions to closing, including the receipt of all licensure, regulatory and other approvals. The Company expects that the initial closing will occur in the third quarter of 2017 and that all of the closings will be completed by year end.

As previously disclosed, 36 of the Facilities (the “Ventas Facilities”) are currently leased under master lease agreements with Ventas, Inc. (“Ventas”). The Company previously entered into an agreement with Ventas to provide the Company with the option to acquire the real estate of the Ventas Facilities for an aggregate consideration of $700 million. As the Company closes on the sale of the Ventas Facilities to BM Holdings, the Company will pay to Ventas the allocable portion of the $700 million purchase price for the Ventas Facilities and Ventas will convey the real estate for the applicable Ventas Facility to BM Holdings or its designee.

At this time, the Company expects to incur a total of $315 million to $350 million in costs and charges related to this transaction, consisting of $30 million to $40 million of transaction costs, $30 million to $40 million of severance costs, and $255 million to $270 million of lease termination charges (calculated primarily as the difference between the aggregate consideration of $700 million payable to Ventas and that portion of the Purchase Price allocable to the fair value of the real estate and operations for the Ventas Facilities, less certain Ventas rent credits on the balance sheet). The Company continues to review whether an impairment charge will be required in connection with this transaction, due to the potential loss of contracts in its RehabCare operating segment, which currently provides services to the skilled nursing facilities.

To the extent required by applicable rules, the Company will continue to file additional amendments to the Original 8-K upon the determination of any further material costs and charges, individually or in the aggregate, to be incurred pursuant to this transaction. This Current Report on Form 8-K/A contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those relating to the Company’s expectations regarding costs and charges in connection with its exit from the skilled nursing facility business. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, many of which the Company is unable to predict or control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments, unless required by applicable rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KINDRED HEALTHCARE, INC.

Date: July 3, 2017	By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich
General Counsel and Corporate Secretary